Exhibit 10.3
PIPELINE PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
DENBURY ONSHORE, LLC
AND
GENESIS FREE STATE PIPELINE, LLC
for the Free State Pipeline System in Eastern Mississippi
Dated: October 30, 2020

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5.2	Execution and Effect	12
5.3	No Violation	12
5.4	Sufficiency of Funds	12
5.5	Disclaimer	12
5.6	Evaluation by Denbury	13
5.7	Compliance with Laws	13
5.8	Disclosure	13
Article VI. OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES		13
6.1	Assignments Requiring Consents, Preferential Purchase Rights	13
6.2	No Solicitation of Employees	15
6.3	Incidental Contamination	15
6.4	Document Retention	15
6.5	Further Assurances	16
Article VII. SURVIVAL OF OBLIGATIONS; INDEMNIFICATION		16
7.1	Survival of Obligations	16
7.2	Indemnification by Genesis	16
7.3	Indemnification by Denbury	17
7.4	Indemnification Procedures	18
7.5	Certain Limitations on Indemnification	19
7.6	Tax Treatment of Indemnity Payments	20
7.7	No Consequential Damages	20
7.8	Exclusive Remedy	20
Article VIII. TAXES - PRORATIONS AND ADJUSTMENTS		20
8.1	Proration	22
8.2	Sales Taxes	22
8.3	Cooperation	22
8.4	Payables	22
Article IX. MISCELLANEOUS		22
9.1	No Brokers	22
9.2	Expenses	22
9.3	Further Assurances	22
9.4	Assignment; Parties in Interest	23
9.5	Entire Agreement; Amendments	23

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9.6	Severability	23
9.7	Interpretation	23
9.8	Notices	23
9.9	Waiver of Rescission	24
9.10	Governing Law	24
9.11	Counterparts	25
9.12	Exhibits	25
9.13	No Third-Party Beneficiary	25
9.14	Use of Genesis’ Name	25
9.15	Conflict with Conveyance Agreements	25

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PIPELINE PURCHASE AND SALE AGREEMENT
THIS PIPELINE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into on this 30th day of October, 2020, by and between DENBURY ONSHORE, LLC (“Denbury”), a Delaware limited liability company, and GENESIS FREE STATE PIPELINE, LLC (“Genesis”), a Delaware limited liability company. Genesis and Denbury are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Genesis and Denbury entered into that certain Pipeline Purchase and Sale Agreement dated as of the Original Closing Date, pursuant to which Denbury sold to Genesis the Pipeline System and related assets (the “Original PSA”).
WHEREAS, Genesis desires to sell to Denbury, and Denbury desires to purchase from Genesis, the Pipeline System (as hereinafter defined) and related assets on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
1.1Defined Words and Terms. Except where the context otherwise indicates another or different meaning or intent, the following words and terms as used herein shall have the meanings indicated:
(a)The term “Affiliate” in reference to any Person, means and includes any Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Genesis Energy, L.P. and its Affiliates, including Genesis, shall not be deemed an Affiliate of Denbury Inc. or its Affiliates, including Denbury.
(b)The term “Applicable Laws” means and includes any and all laws, ordinances, orders, rules, regulations and other legal requirements of all Governmental Bodies having jurisdiction over the use, occupancy, operation and maintenance of the Pipeline System, as such may be amended or modified from time to time.
(c)The term “Effective Time” shall have the meaning set forth in Section 3.1 below.
(d)The term “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any of the foregoing by any other Person or in response to any violation of or liability under any Environmental Law, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.
(e)The term “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance or other legal requirement as now or hereafter in effect in any way relating to the protection of or regulation of, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as those laws have been amended, any analogous laws and the regulations promulgated pursuant thereto.
(f)The term “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Pipeline System.
(g)The term “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
(h)The term “Hazardous Material” means any substance, material or waste which is regulated, classified, or subject to liability under or pursuant to any Environmental Law, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.
(i)The term “Knowledge” means as follows: (i) with respect to Denbury, the individuals listed on Exhibit 1.1(i)(l), or their respective successors in the same or similar officer positions, shall be deemed to have knowledge of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry with such individual’s direct reports; and (ii) with respect to Genesis, the individuals listed on Exhibit 1.1(i)(2), or their respective successors in the same or similar officer positions, shall be deemed to have knowledge of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry with such individual’s direct reports.
(j)The term “Original Closing Date” means May 30, 2008.
(k)The term “Original Effective Time” means 7:00 a.m. Central Standard Time on the Original Closing Date.

(l)The term “Permits” means any approvals, authorizations, consents, licenses, permits or certificates.
(m)The term “Permitted Encumbrances” shall mean: (a) any liens for Pipeline System Taxes that are not yet due and payable; (b) materialmen’s, mechanic’s, repairmen’s, employees’, contractors’ and other similar liens or charges arising in the ordinary course of business; (c) all rights reserved to or vested in any governmental, statutorial or public authority to control or regulate any of the real property interests constituting a part of the Pipeline System; and (d) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Pipeline System as it is currently being used or materially interfere with the ordinary conduct of the Pipeline System.
(n)The term “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
(o)The term “Pipeline Contracts” means collectively (i) that certain Right of First Refusal and Option to Purchase Agreement dated as of May 30, 2008 by and among Genesis, Genesis Free State Holdings, LLC and Denbury, (ii) that certain Special Representations and Covenants Agreements dated as of May 30, 2008 by and among Genesis Energy, L.P., Genesis Free State Holdings, LLC and Denbury, (iii) that certain Agreement to provide Electrical Power (Eucutta) dated as of May 30, 2008 by and between Genesis and Denbury, (iv) that certain Agreement to provide Electrical Power (Soso) dated as of May 30, 2008 by and between Genesis and Denbury; (v) that certain Meter Station and Pipeline Lateral Easement and Road Use Agreement (Eucutta) dated as of May 30, 2008 by and between Genesis and Denbury; (vi) that certain Meter Station and Pipeline Lateral Easement and Road Use Agreement (Soso) dated as of May 30, 2008 by and between Genesis and Denbury; (vii) that certain Meter Station and Pipeline Lateral Easement and Road Use Agreement (Martinville) dated as of May 30, 2008 by and between Genesis and Denbury; and (viii) the Transportation Services Agreement.
(p)The term “Pipeline System” shall have the meaning set forth in Section 2.1(a) below.
(q)The term “Pipeline System Taxes” means all Taxes specifically assessed against the Pipeline System, including Taxes imposed on the use, occupancy or possession of the Pipeline System but specifically not including any gross receipts, income or franchise Taxes, or other Taxes of the nature of income Taxes that are imposed upon the Pipeline System or the owner thereof.
(r)The term “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
(s)The term “Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the threatened Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of non-compliance with Environmental Laws.
(t)The term “Tax” or “Taxes” means, however denominated, (x) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction; (y) any liability for the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (z) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).
(u)The term “Tax Return” means any report, return, document, declaration or other information or filing (including any amendments, elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any federal, state or local taxing authority or jurisdiction with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes either Party or any subsidiary of any such Party, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
(v)The term “Transportation Services Agreement” means that certain Transportation Services Agreement dated as of the Original Closing Date by and between Genesis and Denbury, as amended from time to time.
ARTICLE II.
DESCRIPTION OF PIPELINE SYSTEM
2.1Description of Pipeline System.
(a)As used herein, the term “Pipeline System” shall mean the existing Free State pipeline system in Eastern Mississippi, which extends from the upstream flange of the motor control valve which is downstream of Denbury’s Free State metering facilities at Denbury’s Jackson Dome Field dehydration facilities to the inlet valves which are downstream of all delivery points on the pipeline, including the 4.4 mile lateral pipeline to the Martinville Field, as more specifically described in Exhibit A.
(b)The specific assets and properties comprising the Pipeline System shall also include the following:

(i)the pipeline comprising the Free State pipeline system (the “Pipeline”);
(ii)the surface leases, easements, rights of way, Permits and other grants described in Exhibit B (collectively, the “Rights of Way”);
(iii)the contracts, agreements and instruments listed in Exhibit C (the “Contracts”);
(iv)the motor control valves, side valves, and meters, as shown on Exhibit A (the “Equipment”);
(v)as they may exist on the Closing Date, copies of all studies, analyses, as-built drawings, blueprints, plans, constructions, specifications, surveys, reports, diagrams, and repair records related to the Pipeline System;
(vi)to the extent transferable to Denbury, all warranties, indemnities and guarantees to Genesis from Genesis’ vendors and suppliers with respect to materials, goods or services supplied to Genesis in connection with the construction, operation, repair and maintenance of the Pipeline System; and
(vii)all rights, claims or causes of action pertaining to the Pipeline System.
2.2Assumed/Retained Liabilities. At Closing, Denbury shall assume or continue to retain, as applicable, and timely perform, perform and discharge in accordance with their respective terms, the following liabilities and obligations (collectively, the “Assumed/Retained Liabilities”):
(a)all liabilities and obligations of Genesis with respect to the Rights of Way or under the Contracts to the extent attributable to (i) any period ending before the Original Effective Time (the “Initial Denbury Ownership Period”) or (ii) any period beginning on or after the Effective Time (the “Post-Closing Ownership Period” and together with the Initial Denbury Ownership Period, collectively, the “Denbury Ownership Period”);
(b)any transfer Taxes applicable to the transfer of the Pipeline System;
(c)all liabilities and obligations relating to prorated Pipeline System Taxes and other prorated amounts required to be paid by Denbury arising under Article VIII of, or arising elsewhere under, this Agreement;
(d)all other liabilities and obligations with respect to the Pipeline System or the use, occupancy, ownership, maintenance or operation thereof, including but not limited to liabilities and obligations for Pipeline System Taxes not covered by Section 2.2(c) above, to the extent attributable to the Denbury Ownership Period; and

(e)all other liabilities and obligations of Denbury with respect to (i) Denbury’s (or its Affiliates’) use or occupancy of the Pipeline System, or (ii) the Pipeline Contracts, in each case to the extent attributable to the period beginning on the Original Effective Time and ending at the Effective Time (the “Genesis Ownership Period”), except to the extent that Genesis would have been responsible, or Genesis would have otherwise been required to indemnify Denbury (or any other party) therefor, under the Pipeline Contracts.
2.3Excluded Liabilities. Notwithstanding anything herein to the contrary, Denbury shall not and does not assume or agree to pay, perform or discharge any Excluded Liabilities. The “Excluded Liabilities” means:
(a)all liabilities and obligations of Genesis with respect to the Rights of Way or under the Contracts to the extent attributable to the Genesis Ownership Period;
(b)all liabilities and obligations relating to prorated Pipeline System Taxes and other prorated amounts required to be paid by Genesis arising under Article VIII of, or arising elsewhere under, this Agreement;
(c)all other liabilities and obligations of Genesis with respect to (i) Genesis’ (or its Affiliates’) ownership, maintenance or operation of the Pipeline System, or (ii) the Pipeline Contracts, in each case to the extent attributable to the Genesis Ownership Period, except to the extent that Denbury would have been responsible, or Denbury would have otherwise been required to indemnify Genesis (or any other party) therefor, under the Pipeline Contracts; and
(d)all liabilities and obligations of Genesis for Taxes (expressly excluding those transfer Taxes specifically assumed by Denbury pursuant to Section 2.2(b) above and those Pipeline System Taxes expressly assumed by Denbury pursuant to Section 2.2(c) and Section 2.2(d) above).
ARTICLE III.
PURCHASE AND SALE OF PIPELINE SYSTEM
3.1Sale and Delivery of Pipeline System. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section 3.3, Genesis shall sell, transfer, convey, assign and deliver to Denbury, and Denbury shall purchase, acquire and accept from Genesis, as of the Effective Time (as defined below) on the Closing Date (as defined in Section 3.3 hereof), all of Genesis’ right, title and interest in and to the Pipeline System, free of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Genesis but not otherwise, except for Permitted Encumbrances. The “Effective Time” shall mean 7:00 a.m. Central Daylight Time on the Closing Date.
3.2Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of all of Genesis’ rights, title and interest in and to the Pipeline System as provided in Section 3.1 above, Denbury will assume all Assumed/Retained Liabilities in connection with the Pipeline System from and after Closing, and Denbury shall pay to Genesis consideration totaling Twenty-

Two Million and Five Hundred Thousand No/100 Dollars ($22,500,000) in immediately available funds to be paid to Genesis by Federal Reserve wire transfer (the “Purchase Price”).
3.3Closing. The closing of the sale and purchase contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement as hereinabove stated. The date on which the Closing occurs is referred to herein as the “Closing Date.”
3.4Allocation of Purchase Price. The Purchase Price (together with any liabilities assumed by Denbury and other amounts treated as consideration for applicable tax purposes) shall be allocated among the assets and properties comprising the Pipeline System acquired by Denbury from Genesis pursuant to this Agreement, as shall mutually be agreed to by Denbury and Genesis on or before the Closing Date. Such agreed allocation of the Purchase Price shall be set forth on Exhibit 3.4 attached hereto. Denbury and Genesis agree that they shall use these allocations to prepare, on a consistent basis, and file as required, Form 8594 under Section 1060 of the Internal Revenue Code and not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required by Applicable Laws or with the consent of the other Party.
3.5Deliverables at Closing.
(a)Simultaneously with the execution of this Agreement, at the Closing, Genesis is conveying the Pipeline System to Denbury, and delivering to Denbury the following (the documents referred to in clause (i) below being herein referred to as the “Conveyance Agreements” and, together with the Transition Services Agreement, Proration Agreement and Omnibus Termination Agreement shall be collectively referred to as the “Ancillary Agreements”):
(i)a Pipeline Deed, Bill of Sale and Assignment of Rights of Way Interest in substantially the form attached hereto as Exhibit 3.5(a)(i) conveying the Pipeline and Equipment and the Rights of Way to Denbury;
(ii)an executed counterpart of a Transition Services Agreement in the form attached hereto as Exhibit 3.5(a)(ii) (the “Transition Services Agreement”);
(iii)a certified copy of the resolutions of the sole member of Genesis by which the disposition of the Pipeline System was authorized;
(iv)a certificate of the Secretary or Assistant Secretary of Genesis evidencing the incumbency and specimen signature of the officer executing documents to be delivered at the Closing on behalf of Genesis;
(v)an executed counterpart of the Omnibus Termination Agreement by and between Genesis and Denbury and other applicable Affiliates of the Parties and in substantially the form attached hereto as Exhibit 3.5(a)(v) (the “Omnibus Termination Agreement”);
(vi)any other agreements, documents, instruments and writings required to be delivered by Genesis to Denbury at or prior to the Closing pursuant to this Agreement;

(vii)a certification to Denbury in a form acceptable to Denbury as required by regulations under Section 1445 of the Internal Revenue Code, that Genesis is not a “foreign person” within the meaning of Treasury Regulations 1.1445-2(b)(2)(i);
(viii)all Required Consents (as defined in Section 6.1 below) with respect to matters not listed (or required to be listed) as a Required Consent in the Original PSA set forth in Exhibit 3.5(a)(viii)-(l), other than the Outstanding Consents (as defined in Section 6.1 below) set forth in Exhibit 3.5(a)(viii)-(2) which will be subject to Section 6.1 below; and
(ix)an executed counterpart of the Proration Agreement by and between Genesis and Denbury and in substantially the form attached hereto as Exhibit 3.5(a)(ix) (the “Proration Agreement”)
(b)Simultaneously with the execution of this Agreement, at Closing, Denbury is delivering to Genesis the following:
(i)the Purchase Price;
(ii)a certified copy of the resolutions of the Board of Managers of Denbury by which the acquisition of the Pipeline System was authorized;
(iii)a certificate of the Secretary or Assistant Secretary of Denbury evidencing the incumbency and specimen signature of the officer executing documents to be delivered at the Closing on behalf of Denbury;
(iv)an executed counterpart of the Omnibus Termination Agreement;
(v)executed counterparts of the Conveyance Agreements;
(vi)an executed counterpart of the Proration Agreement;
(vii)an executed counterpart of the Transition Services Agreement; and
(viii)any other agreements, documents, instruments and writings required to be delivered by Denbury to Genesis at or prior to the Closing pursuant to this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GENESIS
Genesis hereby represents and warrants to Denbury that as of the Closing Date (provided, however, that, notwithstanding anything herein to the contrary, Genesis makes no representation or warranty with respect to the Pipeline System, or the ownership, maintenance, operation, use or occupancy, thereof, with respect to any period prior to the Genesis Ownership Period or any matter to the extent arising from or related to a period prior to the Genesis Ownership Period):
4.1Organization and Authority. Genesis is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of Mississippi, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Genesis and its applicable Affiliates have full power and authority to enter into the Ancillary Agreements and each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed by Genesis or its Affiliates at Closing (the “Other Genesis Documents”) and to carry out the transactions contemplated thereby. The execution and delivery of this Agreement, the Ancillary Agreements and the Other Genesis Documents, and the consummation of the transactions contemplated hereby and thereby by Genesis and its applicable Affiliates have been duly and validly authorized by all necessary action of Genesis and its applicable Affiliates.
4.2Execution and Effect. This Agreement, the Ancillary Agreements and the Other Genesis Documents have been duly and validly executed and delivered by Genesis and its applicable Affiliates and assuming the due authorization, execution and delivery of this Agreement and Ancillary Agreements and such other documents to which Denbury is a party by Denbury, constitutes a valid, binding and enforceable obligation of Genesis and its applicable Affiliates; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3No Violation. Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Other Genesis Documents by Genesis and its applicable Affiliates nor the consummation by Genesis and its applicable Affiliates of the transactions contemplated hereby or thereby (a) violates any provision of the Limited Liability Company Agreement of Genesis or the formation documents of such applicable Affiliates, (b) subject to the Consent Assumptions (as defined below) and obtaining the Outstanding Consents which are set forth on Exhibit 3.5(a)(viii)-(2), constitutes a breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon Genesis’ interest in the Pipeline System under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Genesis is a party or by which Genesis or any of its assets are bound (provided, however, that this Section 4.3 shall be subject to the Consent Assumptions and shall not be construed as constituting a representation or warranty as to either (i) whether or not any of the Outstanding Consents, which are set forth on Exhibit 3.5(a)(viii)-(2), will be obtained or (ii) the effect of failing to obtain any such Outstanding Consent), or (c) violates in any material respect any statute, law, regulation or rule, or any judgment, decree, writ or injunction or any Governmental Body applicable to Genesis or any of its assets.
4.4Title to Rights of Way. Except as set forth on Schedule 4.4, the Rights of Way (including easements and other non-fee property) identified in Exhibit B constitute all material Rights of Way encompassing, relating to, or required for the proper operation of, the Pipeline System, and Genesis has title thereto, free and clear of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Genesis but not otherwise, except for the Permitted Encumbrances.
4.5Title to Pipeline and Equipment. The Equipment shown on Exhibit A constitutes all material motor control, side valves and meters relating to, or required for the proper operation of, the Pipeline System, and Genesis has title thereto, free and clear of all liens, claims, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Genesis but not otherwise, except for the Permitted Encumbrances (to the extent same pertain to or affect Equipment).
4.6Litigation. Except as set forth in Schedule 4.6 and to Genesis’ Knowledge: (a) there are no judgments, orders, writs or injunctions of any Governmental Body, presently in effect or pending or threatened, against Genesis with respect to its interest in the Pipeline System or the operation thereof, or, which, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereunder or under the Ancillary Agreements, (b) there are no claims, actions, suits or proceedings by or before any Governmental Body pending or threatened by or against Genesis with respect to its interest in the Pipeline System or the operation thereof, and (c) the Pipeline System is not the subject of any pending or threatened claim, demand, or notice of violation or liability from any Person.
4.7Compliance with Applicable Law. Except (a) as disclosed in Schedule 4.7 and (b) with respect to Environmental Law, which are addressed in Section 4.11(b) below, to Genesis’ Knowledge, Genesis has complied with all material provisions of all Applicable Laws, judgments and decrees applicable to its operation and use of the Pipeline System as presently conducted and Genesis has not received any written notification, and is not aware of any planned written notification, that it is not presently in compliance therewith.
4.8Condition of Pipeline System. Except as disclosed in Schedule 4.8, the Pipeline System is in good operating condition, complies with Applicable Laws and meets prevailing industry standards for operation and use.
4.9Taxes. All Tax Returns required to be filed by federal, state or local laws with respect to the Pipeline System Taxes prior to Closing have been filed by Genesis prior to Closing, and all Pipeline System Taxes imposed or assessed, whether federal, state or local, which are due or payable for any period ending on or prior to the Closing Date, have been paid or provided for prior to the Closing.
4.10Preferential Purchase Rights. There are no preferential purchase rights, options, or other rights in any Person not a party to this Agreement, to purchase or acquire any interest in the Pipeline System, in whole or in part.
4.11Environmental Matters.
a.Except as disclosed in Schedule 4.11(a), (i) Genesis has not received any written notification that asserts (and does not have any Knowledge) that any portion of the Pipeline System is not in compliance with applicable Environmental Law and (ii) to Genesis’ Knowledge, no condition or circumstance exists which would give rise to any Environmental Costs and Liabilities related to the Pipeline System.
b.Except as disclosed in Schedule 4.11(b), (i) all of the Environmental Permits have been granted by the appropriate authority and (ii) are valid and in full force and effect. There are no material actions or proceedings for the revocation thereof or any other material action or proceeding before any Governmental Body involving any Environmental Permit.
4.12Contracts and Rights of Way. Other than the Rights of Way, Exhibit C contains a list of the contracts, agreements and other documents and instruments to which Genesis or any of its Affiliates is a party or otherwise constituting part of the Pipeline System, and each such Contract is in full force and effect. The Contracts, together with the Rights of Way and the Ancillary Agreements constitute all of the material contracts, agreements, rights of way, licenses, permits, and other documents and instruments required for the operation and business of the Pipeline System. Except for obtaining the Outstanding Consents, Genesis and its applicable Affiliates have performed all material obligations required to be performed by them to date under the Contracts and the Rights of Way, and are not in default under any obligation of any such contract or Right of Way. To Genesis’ Knowledge, no other party to any Contract or Right of Way is in default thereunder.
4.13Disclosure. To Genesis’ Knowledge, the representations and warranties contained in this Article IV (taking into account the information disclosed in the Schedules and Exhibits) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV (taking into account the information disclosed in the Schedules and Exhibits) not misleading. To Genesis’ Knowledge, there is no fact that has not been disclosed in this Agreement or the Exhibits that has or could be reasonably expected to impair the ability of Genesis to perform this Agreement, any undertaking herein or the transactions contemplated hereby or the Ancillary Agreements.
4.14No Unsatisfied Liabilities. There are no debts, liabilities or obligations of Genesis secured by or burdening the Pipeline System other than (i) such debts, liabilities or obligations that will be satisfied, or the security interest released, in full at or prior to Closing and (ii) such obligations to be performed following the Closing Date under the terms of the Rights of Way and Contracts or imposed by Applicable Law.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF DENBURY
Denbury hereby represents and warrants to Genesis that as of the Closing Date:
5.1Organization and Authority. Denbury is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is (or on or prior to the Closing will be) duly qualified to transact business in the State of Mississippi, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Denbury and its applicable Affiliates have full power and authority to enter into the Ancillary Agreements and each other agreement, instrument, certificate, exhibit, schedule or other document that is required by this Agreement to be executed by Denbury or its Affiliates (the “Other Denbury Documents”) at Closing and to carry out the transactions contemplated thereby.

The execution and delivery of this Agreement, the Ancillary Agreements and the Other Denbury Documents and the consummation of the transactions contemplated hereby and thereby by Denbury and its applicable Affiliates have been duly and validly authorized by all necessary action of Denbury and its applicable Affiliates.
5.2Execution and Effect. This Agreement, the Ancillary Agreements and the Other Denbury Documents have been duly and validly executed and delivered by Denbury and its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement, Ancillary Agreements and such other documents to which Genesis is a party by Genesis, constitutes a valid, binding, and enforceable obligation of Denbury and its applicable Affiliates; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3No Violation. Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Other Denbury Documents by Denbury and its applicable Affiliates nor the consummation by Denbury and its applicable Affiliates of the transactions contemplated hereby or thereby (a) violates any provision of the Limited Liability Company Agreement of Denbury or the formation documents of such applicable Affiliates; (b) constitutes a material breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a material breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Denbury under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Denbury is a party or by which Denbury or any of its assets are bound, or (c) violates in any material respect any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any Governmental Body applicable to Denbury or any of its assets.
5.4Sufficiency of Funds. At Closing, Denbury has funds sufficient to consummate the transactions contemplated hereby.
5.5Disclaimer. DENBURY ACKNOWLEDGES THAT GENESIS HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE PIPELINE SYSTEM.
FURTHERMORE, DENBURY ACKNOWLEDGES THAT THE PIPELINE SYSTEM HAS BEEN USED PRIOR TO THE CLOSING FOR THE TRANSPORTATION OF CARBON DIOXIDE. DENBURY ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, DENBURY HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION OF THE PIPELINE SYSTEM, THE RECORDS AND ENVIRONMENTAL REPORTS RELATED THERETO AND THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS AND AGREEMENTS OF GENESIS IN THIS AGREEMENT.

NOTWITHSTANDING THE FOREGOING, DENBURY AND GENESIS ACKNOWLEDGE AND AGREE THAT NOTHING CONTAINED IN THIS SECTION 5.5 SHALL LIMIT GENESIS’ INDEMNIFICATION OBLIGATIONS PROVIDED IN ARTICLE VII OF THIS AGREEMENT OR THE ALLOCATION OF THE ASSUMED/RETAINED LIABILITIES AND THE EXCLUDED LIABILITIES PROVIDED FOR UNDER THIS AGREEMENT.
5.6Evaluation by Denbury. By reason of Denbury’s Knowledge and experience in the evaluation, acquisition and operation of similar properties, and prior ownership and current use of the Pipeline System, Denbury has evaluated the merits and risks of purchasing the Pipeline System and has formed an opinion based solely upon Denbury’s Knowledge and experience and upon Genesis’ representations and warranties set forth in Article IV hereof and Genesis’ and Denbury’s other agreements contained herein and not upon any other representations or warranties made by Genesis or any of its representatives. Except for the specific representations and warranties expressly made by Genesis in Article IV hereof, Denbury acknowledges and agrees that it has not relied and is not relying upon any other representation, warranty or statement with respect to Genesis or any of the Pipeline System, including with respect to merchantability or fitness for any particular purposes, or the accuracy or completeness of any other information, documents, projections, material or other information regarding Genesis or any of the Pipeline System furnished or made available to Denbury or its representatives, including any information provided to Denbury or its Affiliates under or in connection with the Pipeline Contracts, and Denbury acknowledges and agrees that Genesis has made no other representations or warranties regarding the Pipeline System other than as set forth in Article IV hereof and that Genesis has specifically disclaimed any such other representation or warranty.
5.7Compliance with Laws. Denbury shall promptly obtain, or have transferred to its name, and maintain all permits or consents required by public or private parties in connection with the Pipeline System purchased.
5.8Disclosure. To Denbury’s Knowledge, the representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading. To the Denbury’s Knowledge, there is no fact that has not been disclosed in this Agreement, that has or could be reasonably expected to impair the ability of Denbury to perform this Agreement, any undertaking herein or the transactions contemplated hereby.
ARTICLE VI.
OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES
6.1Assignments Requiring Consents, Preferential Purchase Rights.
(a)Buyer acknowledges and agrees that the list of Required Consents (as such term is defined in the Original PSA) contained in the Original PSA is deemed to have been a true,

correct and complete list of Required Consents with respect to the Original PSA (including, for the avoidance of doubt, that there were no such third-party consents that should have been scheduled as a Required Consent or an Outstanding Consent in the Original PSA that were not so scheduled), and further assuming that (i) the Parties have obtained all such Required Consents prior to the date hereof, and (ii) such Required Consents are sufficient to grant consent to the transactions contemplated by this Agreement (collectively, the “Consent Assumptions”), Exhibit 3.5(a)(viii)-(l) sets forth all consents of any third-party required in connection with the assignment of any rights of Genesis under Rights of Way, including Environmental Permits or any occupational health or safety laws, licenses, franchises or any other assets comprising a part of the Pipeline System, including, for the avoidance of doubt, any consents arising during the Genesis Ownership Period (the “Required Consents”). Based on the Consent Assumptions, all Required Consents that have not been obtained as of the Closing Date are set forth on Exhibit 3.5(a)(viii)-(2) (the “Outstanding Consents”). Genesis shall, subject to the terms of this Section 6.1, use commercially reasonable efforts to obtain all Outstanding Consents within a reasonable time following Closing. The refusal of any third-party (other than an Affiliate of Genesis) to give any Outstanding Consent (including any consent that would have been a Required Consent or Outstanding Consent but for the Consent Assumptions) or the fact or claim that the attempted assignment of any rights by Genesis is ineffective because of the failure to obtain any Outstanding Consent (including any consent that would have been a Required Consent or an Outstanding Consent but for the Consent Assumptions) shall not constitute a breach of any of the representations, warranties or covenants of Genesis hereunder, including, without limitation, the representation and warranty in Section 4.3(b), provided that Genesis complies with this Section 6.1, and further assists Denbury in making or seeking alternative arrangements (including, but not limited to, granting right-of-way licenses to Denbury). Denbury also agrees that it shall have no claim against Genesis based upon any failure to obtain any Outstanding Consent (provided that Genesis shall otherwise comply with the terms of this Agreement, including this Section 6.1), including any consent that would have been a Required Consent or an Outstanding Consent but for the Consent Assumptions.
(b)In each instance where an Outstanding Consent has not been obtained as of the Closing, Genesis shall, for no additional consideration, to the extent permitted by Applicable Law or the terms of the applicable contract, enter into such alternative arrangements and agreements with Denbury as may be appropriate in order to permit Denbury to realize, receive, and enjoy substantially similar rights and benefits and to enable Denbury to conduct the operation of the Pipeline System until such consents are obtained. If, after the exercise of efforts consistent with the standard set forth in clause (a) immediately above, any such Outstanding Consents are not obtained, to the extent permitted by Applicable Law or the terms of the applicable contract, Genesis shall cooperate with Denbury in any reasonable efforts of Denbury to provide for alternative arrangements (including, but not limited to, the obtaining by Denbury of new right-of-way licenses) designed to provide for the benefit of Denbury any and all rights of Genesis in and to such right-of-way grant. To the extent an assignment of a right-of-way grant is prohibited by law or otherwise, nothing herein shall constitute or be construed as an attempt of an assignment thereof. The foregoing shall not apply to the extent something would have been a Required Consent or an Outstanding Consent under this Agreement but for the Consent Assumptions.
(c)Notwithstanding anything to the contrary stated in this Section 6.1, Denbury assumes the risk of any transfer restrictions or renegotiation requirements associated with, or the expiration of, any Rights of Way, Permits, franchises, Contracts or other agreements applicable to the Pipeline System.
6.2No Solicitation of Employees. For a period of one year following the Closing, Denbury will not, without Genesis’ prior written consent, directly or indirectly, (i) cause or attempt to cause any employee of Genesis to terminate his or her employment relationship with Genesis, (ii) interfere or attempt to interfere with the relationship between Genesis and any employee of Genesis, or (iii) solicit or attempt to solicit any employee of Genesis; provided, however, that the restrictions set forth in this Section 6.2 shall not be applicable with respect to any employee who is terminated by Genesis after the Closing or who is solicited by Denbury with the written consent of Genesis.
6.3Incidental Contamination. Denbury acknowledges that the Pipeline System may contain Naturally Occurring Radioactive Material (“NORM”) in various potential forms. Denbury also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of NORM from the inside or outside of the piping, equipment and other personal property included of the Pipeline System. Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, equipment and other personal property included of the Pipeline System, Denbury expressly assumes all liability for or in connection with the future abandonment and removal of the pipelines, tanks, equipment and other personal property included in the Pipeline System and the assessment, remediation, removal, transportation and disposal of any such pipelines, equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of governmental authorities.
6.4Document Retention.
(a)Within 60 days after Closing, Genesis shall turn over to Denbury at Genesis’ offices (which may occur via electronic transmission) copies of the following types of records and information relating to the Pipeline System, in each case to the extent same are reasonably necessary for the ownership of the Pipeline System by Denbury: studies, analyses, as-built drawings, blueprints, plans, constructions, specifications, surveys, reports, diagrams, and repair records related to the Pipeline System. Genesis and Denbury agree to cooperate with each other and act in good faith in connection with the turnover of records and information pursuant to this Section 6.4. Genesis and Denbury agree that documents and materials relating to the Pipeline System held by either Party shall be open for inspection by the other Party at reasonable times and upon reasonable notice during regular business hours for such period following the Closing Date as may be required by law or governmental regulation, and that the other Party may during such period at its expense make such copies thereof as it may reasonably request.
(b)From and after the Closing Date, Genesis and Denbury shall use their reasonable efforts to afford the other access to its employees who are familiar with the operations of the Pipeline System for proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all expenses (including wages and salaries) reasonably incurred by either Party in connection with this Section 6.4(b) shall be paid or promptly reimbursed by the Party requesting such services.

6.5Further Assurances. Upon the request of Genesis, Denbury agrees to execute and deliver mutually agreeable, specific assumption agreements with respect to the obligations and liabilities assumed by Denbury pursuant to this Agreement. Each Party agrees to comply with all notice or other requirements (including execution and delivery of transfer or other forms required by any Governmental Body) necessary or required by Applicable Laws in connection with the transactions contemplated by this Agreement, Denbury’s assumption of obligations and liabilities hereunder, and the appointment of Denbury as operator of the Pipeline.
ARTICLE VII.
SURVIVAL OF OBLIGATIONS; INDEMNIFICATION
7.1Survival of Obligations. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing and claims may be asserted with respect thereto to the extent permitted by this Article VII.
7.2Indemnification by Genesis.
(a)Subject to Section 7.5 below, Genesis hereby agrees to indemnify and hold Denbury, its Affiliates and each of their respective directors, officers, employees, Affiliates, contractors, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Denbury Indemnified Parties”) harmless from and against:
(i)any and all losses, liabilities, obligations, damages, actions, suits, proceedings, investigations, complaints, claims, demands, assessments, judgments, penalties, fines, costs, expenses and fees (including court costs and attorneys’ fees and expenses), but subject to Section 7.7 below (individually, a “Loss” and, collectively, “Losses”) to the extent based upon or arising from or out of:
(A)any breach of the representations, warranties, covenants or agreements made by Genesis or its Affiliates in this Agreement, the Ancillary Agreements or in the Conveyance Agreements; or
(B)any Excluded Liabilities.
(ii)any and all Environmental Costs and Liabilities to the extent based upon or arising from or out of any condition first existing during the Genesis Ownership Period (except to the extent Denbury would be obligated to indemnify Genesis under Section 7.3(a)(ii)(z)), or act or omission by Genesis or any of its Affiliates during the Genesis Ownership Period with respect to Genesis’ (or its Affiliates’) ownership, maintenance or operation of the Pipeline System except to the extent that Denbury would have been responsible or otherwise required to indemnify any party therefor under the Pipeline Contracts. To the extent that any Losses are also Environmental Costs and Liabilities, Genesis’ only indemnification obligation regarding such Losses will be under this Section 7.2(a)(ii).

(iii)To the extent covered by an indemnification obligation in this Agreement, Losses and Environmental Costs and Liabilities, are individually referred to herein as a “Covered Loss” and collectively referred to herein as “Covered Losses.”
(b)Denbury acknowledges and agrees that Genesis shall not have any liability under any provision of this Agreement for any Covered Loss pursuant to Section 7.2 to the extent (i) that such Covered Loss results from a breach or violation by Denbury under any Pipeline Contract on or prior to the Closing Date, (ii) Denbury would be required to indemnify any party for such Covered Loss under a Pipeline Contract on or prior to the Closing Date, or (iii) such Covered Loss results from any action or omission, after the Closing Date, by Denbury which is determined by final, non-appealable order to constitute gross negligence or willful misconduct. Without in any manner limiting Genesis’ indemnification obligations in this Article VII, Denbury shall take and cause its Affiliates to take all reasonable steps to mitigate any Covered Loss with respect to which indemnification is provided to Denbury by Genesis under this Section 7.2 upon becoming aware of any condition or event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to any Covered Loss.
7.3Indemnification by Denbury.
(a)Subject to Section 7.5, Denbury hereby agrees to indemnify and hold Genesis, its Affiliates and each of their respective directors, officers, employees, Affiliates, contractors, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Genesis Indemnified Parties”) harmless from and against:
(i)any and all Losses to the extent based upon or arising from or out of:
(A)any breach of the representations, warranties, covenants or agreements made by Denbury or its Affiliates in this Agreement, the Ancillary Agreements or the Conveyance Agreements; or
(B)any Assumed/Retained Liabilities.
(ii)any and all Environmental Costs and Liabilities to the extent based upon or arising from or out of any condition first existing during the Denbury Ownership Period, or act or omission by Denbury or any of its Affiliates (y) during the Denbury Ownership Period with respect to Denbury’s (or its Affiliates’) use, occupancy, ownership, maintenance or operation of the Pipeline System or (z) during the Genesis Ownership Period with respect to Denbury’s (or its Affiliates’) use or occupancy of the Pipeline System except to the extent that Genesis would have been responsible or otherwise required to indemnify any party therefor under the Pipeline Contracts. To the extent that any Losses are also Environmental Costs and Liabilities, Denbury’s only indemnification obligation regarding such Losses will be under this Section 7.3(a)(ii).

(b)Genesis acknowledges and agrees that Denbury shall not have any liability under any provision of this Agreement for any Covered Loss pursuant to Section 7.3 to the extent (i) that such Covered Loss results from a breach or violation by Genesis under any Pipeline Contract on or prior to the Closing Date, (ii) Genesis would be required to indemnify any party for such Covered Loss under a Pipeline Contract on or prior to the Closing Date, or (iii) such Covered Loss results from any action or omission, after the Closing Date, by Genesis which is determined by final, non-appealable order to constitute gross negligence or willful misconduct.. Without in any manner limiting Denbury’s indemnification obligations in this Article VII, Genesis shall take and cause its Affiliates to take all reasonable steps to mitigate any Covered Loss with respect to which indemnification is provided to Genesis by Denbury under this Section 7.3 upon becoming aware of any condition or event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to any such Covered Loss.
7.4Indemnification Procedures.
(a)In the event that any claims shall be instituted or asserted by any Person in respect of which indemnification may be sought under Section 7.2 or 7.3 hereof, regardless of the limitations set forth in Section 7.5 (an “Indemnifiable Claim”), the indemnified party shall reasonably and promptly cause notice of such Indemnifiable Claim of which it has knowledge to be forwarded to the indemnifying party, provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to the indemnified party unless it is determined by non-appealable, final order that such indemnifying party is materially prejudiced in its defense by reason of such delay. The indemnifying party shall have the right, at its sole option and expense, and using counsel of its choice, which must be reasonably satisfactory to the indemnified party, to elect to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, subject to the limitations set forth in this Section 7.4. The indemnifying party shall within 30 days (or sooner, if the nature of the Indemnifiable Claim so requires) of receiving notice thereof from the indemnified party, notify the indemnified party whether or not it elects to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnifiable Claim, or if the indemnifying party fails to notify the indemnified party within 30 days (or sooner, if the nature of the Indemnifiable Claim so requires) whether or not it so elects, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnifiable Claim. If the indemnifying party does elect to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, the indemnified party may participate, at his or its own expense, in dealing with such Indemnifiable Claim; provided, however, that such indemnified party shall be entitled to so participate with separate counsel at the expense of the indemnifying party, and further provided, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnifiable Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement, or otherwise dealing with, any such Indemnifiable Claim. Notwithstanding anything in this Section 7.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim, or permit a default judgment or consent to entry of any judgment with respect to such Indemnifiable Claim, unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnifiable Claim. If the indemnifying party makes any payment on any Indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other rights of the indemnified party with respect to such Indemnifiable Claim.
7.5Certain Limitations on Indemnification.
(a)Notwithstanding anything herein to the contrary, in order to be entitled to indemnification (i) under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A), a Party must give written notice (providing reasonable detail) to the other Party of any such Covered Loss with respect to which it seeks indemnification prior to the expiration of the fifth anniversary of the Closing Date (the “Fifth Anniversary”), and (ii) with respect to all other Covered Losses, a Party must give written notice (providing reasonable detail) to the other Party of any such Covered Loss with respect to which it seeks indemnification at any time following the Closing Date. Except as provided above, any right to indemnification under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A) for a Covered Loss of which notice is not given by a Party on or prior to the Fifth Anniversary will be irrevocably and unconditionally released and waived.
(b)Notwithstanding any other provision of this Article VII, neither Genesis nor Denbury shall have any indemnification obligations for Covered Losses under Sections 7.2(a)(i)(A) or 7.3(a)(i)(A) (i) for any individual Covered Loss in an amount less than $50,000 and (ii) in respect of each individual Covered Loss in an amount equal to or greater than $50,000, unless the aggregate amount of all such Covered Losses exceeds $250,000. In no event shall the aggregate indemnification to be paid by Genesis under Section 7.2(a)(i)(A) (i) with respect to breaches of the representations and warranties made in Sections 4.1, 4.2 and 4.3(a) of this Agreement (the “Fundamental Representations”) exceed one hundred percent (100%) of the Purchase Price, and (ii) with respect to other breaches other than breaches of Fundamental Representations exceed $5,500,000. In no event shall the aggregate indemnification to be paid by Denbury under Section 7.3(a)(i)(A) (i) with respect to breaches of representations and warranties made in Sections 5.1, 5.2, and 5.3(a) of this Agreement exceed one hundred percent (100%) of the Purchase Price and (ii) with respect to breaches other than breaches of Sections 5.1, 5.2 and 5.3(a) exceed $5,500,000.
(c)No representation or warranty of Genesis contained herein shall be deemed untrue or incorrect, and Genesis shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which is disclosed in response to another representation or warranty contained in this Agreement.
(d)WHERE LOSSES CAUSED BY THE USE, OCCUPANCY, OWNERSHIP, MAINTENANCE OR OPERATION OF THE PIPELINE SYSTEM OR THE CARBON DIOXIDE (AS DEFINED IN THE TRANSPORTATION SERVICES AGREEMENT) DURING THE GENESIS OWNERSHIP PERIOD ARE CAUSED BY THE FAULT, NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR STRICT LIABILITY OF BOTH (1) ONE OR MORE OF THE DENBURY INDEMNIFIED PARTIES AND (2) ONE OR MORE OF THE GENESIS INDEMNIFIED PARTIES, A PARTY’S DUTY OF INDEMNIFICATION AS SET FORTH IN THIS ARTICLE VII OR ELSEWHERE IN THIS AGREEMENT SHALL BE IN PROPORTION TO ITS ALLOCABLE SHARE OF LOSSES

ATTRIBUTABLE TO THE DENBURY INDEMNIFIED PARTIES AND GENESIS INDEMNIFIED PARTIES.
(e)ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VII, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.
7.6Tax Treatment of Indemnity Payments. Genesis and Denbury agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for federal, state and local income Tax purposes.
7.7No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Party or such other Party’s Related Indemnified Parties (Genesis’ Related Indemnified Parties are the Persons other than Genesis included in the Genesis Indemnified Parties and Denbury’s Related Indemnified Parties are the Person’s other than Denbury included in the Denbury Indemnified Parties) for any consequential, incidental, indirect, special or punitive damages of such other Party or such other Party’s Related Indemnified Parties, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; provided, however, that a Party may be liable to the other Party or such other Party’s Related Indemnified Parties for consequential, incidental, indirect, special or punitive damages (including loss of future revenue, income or profits, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) paid by such other Party or such other Party’s Related Indemnified Parties to a third party which are part of a Covered Loss with respect for which indemnification is provided under this Article VII.
7.8Exclusive Remedy. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or after the Closing Date or otherwise related to this transaction, shall be indemnification in accordance with this Article VII or any other express indemnification provisions in this Agreement or as otherwise provided in the Omnibus Termination Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution under Environmental Laws or otherwise, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Genesis or Denbury, as the case may be, arising under or based upon any federal, state or local law (including any such Environmental Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise).
ARTICLE VIII.
TAXES - PRORATIONS AND ADJUSTMENTS
8.1Proration. Subject to the terms set forth in the Omnibus Termination Agreement and the Proration Agreement, Denbury and Genesis agree to the allocation of payment obligations for Pipeline System Taxes, fees and other costs relating to the Pipeline System as follows:

(a)All Pipeline System Taxes for a period that straddles (i.e. that begins on or before and ends after) the Closing Date (hereinafter referred to as a “Straddle Period”) shall be prorated between Denbury and Genesis as of the Closing Date based upon the number of days during the applicable Straddle Period each party owned the Pipeline System, with Denbury being treated as the owner on the Closing Date. For purposes of this Agreement, Pipeline System Taxes shall be prorated between Denbury and Genesis as of the Closing Date regardless of when such Pipeline System Taxes are actually billed and payable. At Closing, (1) Genesis’ pro rata portion of any unpaid Pipeline System Taxes for a Straddle Period shall be deducted from the Purchase Price to be paid to Genesis, and (2) Denbury’s pro rata portion of any Pipeline System Taxes for a Straddle Period that have been previously paid by Genesis shall be added to the Purchase Price to be paid by Denbury to Genesis. Denbury shall actually pay to the taxing authority all Pipeline System Taxes for Straddle Periods which are payable after the Closing Date. Further adjustment to be made for Pipeline System Taxes for a Straddle Period which are payable after the Closing Date shall be made pursuant to the Proration Agreement.
(b)All (i) amounts of rents and charges for water, sewer, telephone, electricity, and other utilities and fuel, (ii) amounts of annual permits and/or annual inspection fees, and (iii) other such amounts and charges that are normally subject to pro ration between a purchaser and a seller of real or personal property interests such as rents, fees and other amounts paid by or to a seller under any lease, other contract or arrangement covering the Pipeline System, that are applicable to a Straddle Period (collectively “Proratable Amounts”) shall be prorated between Denbury and Genesis as of the Closing Date based on the number of days of the applicable Straddle Period or usage, as applicable, during which each party owned the Pipeline System, with Denbury being treated as the owner on the Closing Date. Such Proratable Amounts shall be prorated between Denbury and Genesis as of the Closing Date regardless of when such amounts are actually billed and payable. At Closing, Genesis’ pro rata portion of any such Proratable Amounts shall be deducted from the Purchase Price to be paid to Genesis. At Closing Denbury’s pro rata portion of any such Proratable Amounts that have been previously paid by Genesis shall be added to the Purchase Price to be paid by Denbury to Genesis. Denbury shall actually pay to the applicable party all such Proratable Amounts which are payable after the Closing Date; provided, however, if Genesis pays any such Proratable Amounts, Genesis shall forward any such invoices and evidence of payment to Denbury, and Denbury shall reimburse Genesis within thirty (30) days following receipt. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for any such Proratable Amounts which are payable after the Closing Date, and Denbury hereby agrees to assume the payment of all such Proratable Amounts effective upon the Closing Date.
(c)All refunds, credits, debits and liabilities for Taxes attributable to (i) the Genesis Ownership Period shall be the sole property and entitlement or detriment of Genesis, or (ii) the Denbury Ownership Period shall be the sole property and entitlement or detriment of Denbury, in each case, determined with respect to any Straddle Period in accordance with the principles in Section 8.1(a), and to the extent received or incurred by Denbury or Genesis after the Closing Date, Denbury or Genesis, as applicable, shall fully disclose, account for, and except as otherwise provided for herein, remit same to or receive same from Genesis or Denbury promptly. Genesis and Denbury shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

8.2Sales Taxes. The Purchase Price provided for hereunder assumes that no sales, use, transfer or similar Taxes are required to be paid to any state or other taxing authority in connection with the sale and transfer of property pursuant to this Agreement (including without limitation documentary transfer Taxes, realty transfer Taxes and charges or fees with respect to the transfer of real property or to the recordation of the documents necessary for the transfer of real property that may be required for the transfer of property from Genesis to Denbury). However, in the event any Governmental Body deems any such Tax, fee or levy imposed on or assessed against the transfer of the Pipeline System to Denbury under this Agreement, Denbury shall be liable and responsible for timely payment thereof and shall indemnify and hold Genesis harmless with respect to the payment of any such Taxes, fees or levies, including any interest or penalties assessed thereon. Denbury shall also pay all fees for recording all instruments of conveyance or applications for permits or licenses or the transfer thereof relating to the transfer of the interests included in the Pipeline System.
8.3Cooperation. Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing Tax Returns, responding to any audit by any taxing jurisdiction, and determining the amount of refunds, credits, debits and liabilities for Taxes that are the property and entitlement or detriment of each Party. Each Party shall cooperate with all reasonable requests of the other Party made in connection with determining or contesting Tax liabilities attributable to the Pipeline System. Notwithstanding anything to the contrary contained in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any Tax Returns or other confidential Tax information.
8.4Payables. Notwithstanding the Closing and except to the extent covered by Sections 8.1 through 8.2, all of the accounts payable due to third parties by Genesis based upon its ownership or operation of the Pipeline System through the Closing Date shall be paid and borne by Genesis. In addition, Denbury and Genesis (and their respective Affiliates, if applicable) shall remain liable for any accrued and unpaid obligations under the Pipeline Contracts, which shall be settled in accordance with the Omnibus Termination Agreement.
ARTICLE IX.
MISCELLANEOUS
9.1No Brokers. Each Party represents and warrants to the other that there are no claims for brokerage commissions or finders’ fees or other like payments owed by such Party to another Person in connection with the transactions contemplated by this Agreement. Each Party will pay or discharge, and will indemnify and hold harmless the other from and against, any and all claims for brokerage commissions or finders’ fees incurred by reason of any action taken by such indemnifying Party.
9.2Expenses. Except as otherwise provided herein, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.
9.3Further Assurances. Each Party will from time to time after the Closing and without further consideration, upon the request of the other Party, execute and deliver such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.
9.4Assignment; Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties; provided that neither Party may transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the other Party.
9.5Entire Agreement; Amendments. This Agreement, including the Exhibits Schedules and any agreements delivered pursuant hereto, contains the entire understanding of the Parties with respect to the sale of the Pipeline System. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and such other agreements supersede all prior agreements and undertakings between the Parties with respect to the sale of the Pipeline System, except to the extent any such prior agreement is specifically referred to herein or therein. This Agreement may be amended or modified only by a written instrument duly executed by each of the Parties. Unless otherwise provided herein, any condition to a Party’s obligations hereunder may be waived only in writing by such Party.
9.6Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein.
9.7Interpretation. The article and section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.8Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by email) and shall be delivered, mailed or emailed, addressed as follows:

(a) If to Genesis:

c/o Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, Texas 77002
Email: Kristen.Jesulaitis@genlp.com
Attention: Kristen Jesulaitis

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street
44th Floor
Email: ccentrich@akingump.com
Attention: Chris Centrich

(b) If to Denbury:

c/o Denbury Inc.
5851 Legacy Circle, Suite 1200
Plano, Texas 75024
Email: mark.allen@denbury.com
Attention: Mark Allen

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Email: william.bos@kirkland.com
Attention: Will Bos, P.C.

and

Kirkland & Ellis LLP
1601 Elm Street
Dallas, Texas 75201
Email: thomas.laughlin@kirkland.com
Attention: Thomas K. Laughlin, P.C.
or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above. Any notice shall not be deemed to have been given to any Party until actually received by such Party.
9.9Waiver of Rescission. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either Party after the consummation of the Closing to rescind this Agreement or any of the transactions contemplated hereby.
9.10Governing Law. This Agreement, and the transactions contemplated hereby, shall be construed in accordance with, and governed by, the laws of the State of Texas and venue shall be in Harris County, Texas, without regard to any conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Pipeline System is located, shall apply. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail) or postage prepaid to the address set forth in Section 9.8. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER

ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE.
9.11Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
9.12Exhibits. All Exhibits and Schedules attached hereto are hereby made a part of this Agreement and incorporated herein by this reference. Any terms used but not defined in the Exhibits and Schedules shall have the meanings assigned to such terms in this Agreement.
9.13No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create nor shall it be construed to create, any rights in any third party beneficiaries.
9.14Use of Genesis’ Name. As soon as practicable after Closing, Denbury shall cease to use and shall remove or cause to be removed the names and marks used by Genesis and all variations and derivatives thereof and logos relating thereto, and any information regarding Genesis, from the Pipeline System and shall not thereafter make any use whatsoever of such names, marks and logos, or information regarding Genesis, whether as identification for the Pipeline System or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Pipeline System and any consents related thereto. In the event Denbury has not completed such removal within 180 days after Closing, Genesis shall have the right but not the obligation to cause such removal and Denbury shall reimburse Genesis for any costs or expenses incurred by Genesis in connection therewith.
9.15Conflict with Conveyance Agreements. Genesis and Denbury acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Conveyance Agreements, the terms and provisions of this Agreement shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the first paragraph hereof.

GENESIS:

GENESIS FREE STATE PIPELINE, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

Free State Pipeline Purchase and Sale Agreement Signature Page

DENBURY:

DENBURY ONSHORE, LLC

By:	/s/ Mark Allen
Name:	Mark Allen
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant secretary

Free State Pipeline Purchase and Sale Agreement Signature Page